Exhibit 5.2

Delphi Corporation

5725 Delphi Drive

Troy

Michigan 48098

USA

14 February 2013

Dear Sirs

Delphi Automotive PLC (“DA PLC”)

Delphi Automotive Holdings US Limited (“DAHUS”)

(together the “Companies”, and each a “Company”)

1.	Documents opined on

We have been requested to provide our legal opinion on matters of Jersey law in relation to an indenture dated February 14, 2013 (the “Base Indenture”) among Delphi Corporation (the “Issuer”); DA PLC; Wilmington Trust, National Association (the “Trustee”) and Deutsche Bank Trust Company Americas (the “Agent”), as amended by a supplemental indenture (the “Supplemental Indenture”) among the Issuer, Delphi Automotive LLP, the guarantors named therein including DAHUS, the Trustee and the Agent dated February 14, 2013 of which we have examined scanned executed copies and pursuant to which the Issuer will issue $800,000,000 5.00% senior notes due 2023 (the “Notes”).

In this Opinion (a) the Base Indenture and the Supplemental Indenture are together referred to as the “Documents” and (b) references to a “person” shall include any body of persons corporate or unincorporated.

O F F I C E S: J E R S E Y • G U E R N S E Y • L O N D O N

PARTNERS: Guy Coltman • Nicholas Crocker • Peter German William Grace

• Michael Jeffrey • Nicolas Journeaux • John Kelleher Robert MacRae • Simon

Marks • Paul Matthams • Robert Milner Daniel O’Connor • Alexander  Ohlsson

• Marcus Pallot Christopher Philpott • Edward Quinn • Siobhan Riley • Robin Smith Paul Sugden

	47 Esplanade St Helier Jersey JE1 0BD	Telephone: Facsimile: E-mail:	+44(0) 1534 888900 +44(0) 1534 887744 info@careyolsen.com

Delphi Corporation

14 February 2013

2.	Other documents examined

We have examined all such other documents as we have considered necessary or advisable for the purpose of giving this Opinion, including the following:-

2.1	the Registration Statement on Form S-3 dated 19 December 2012 filed with the Securities and Exchange Commission in relation to, among other things, the shelf registration of debt securities to be issued by the Issuer (the “Registration Statement”);

2.2	a prospectus supplement dated 14 February 2013 relating to the issue by the Issuer of the Notes which is supplemental to the prospectus dated 19 December 2012 which was filed with the Registration Statement;

2.3	the public records of each Company on file and available for inspection at the office of the Registrar of Companies in Jersey on the date hereof (together the “Public Records”);

2.4	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of each Company;

2.5	certificates of a duly authorised signatory of each Company (the “Authorised Signatory’s Certificates”) relating to certain matters, together with, in the case of DA PLC, a copy of resolutions passed by the board of directors of that Company and, in the case of DAHUS, a copy of written resolutions of the sole member of that Company in each case referred to in the relevant Authorised Signatory’s Certificate and relating to the Documents.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:-

3.1.1	that all parties other than the Companies have or had at the relevant time the capacity, power, authority and intention to enter into the documents to which they are a party and that such parties have duly authorised, executed and delivered those documents and that those documents have been dated;

3.1.2	the genuineness and authenticity of all signatures and seals on all documents and that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents and the completeness and conformity to original documents of all copies submitted to us;

Delphi Corporation

14 February 2013

3.1.3	due compliance with all matters of the law of the State of New York, by which law the Documents are expressed to be governed and construed;

3.1.4	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinions expressed hereunder;

3.1.5	that all documents or information required to be filed or registered by or in relation to each Company at the office of the Registrar of Companies in Jersey have been filed and appear on the file there kept in respect of that Company;

3.1.6	the accuracy and completeness of each Authorised Signatory’s Certificate construed as if the expression “to the best of my knowledge and belief” or similar did not appear therein, and of all statements as to matters of fact contained in the documents referred to in paragraphs 1 and 2 above, as at the date of this Opinion; and

3.1.7	that in resolving that a Company enter into the Document to which it is party and the transaction(s) documented or contemplated thereby the directors or, as the case may be, the shareholders of that Company were acting with a view to the best interests of that Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and that each Company remains solvent (meaning that each Company will be able to discharge its liabilities as they fall due) after entering into the Documents and the transaction(s) documented or contemplated thereby.

3.2	We have not independently verified the above assumptions.

4.	Opinion

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:-

4.1	Each Company is duly incorporated and validly existing under the laws of Jersey.

4.2	Each Company has the corporate power and capacity to enter into the Documents and has taken the corporate and other action necessary under the laws of Jersey to authorise the acceptance and due execution of the Documents and the acceptance and performance of its obligations under the Documents.

4.3	Each Company has duly executed the relevant Document.

Delphi Corporation

14 February 2013

4.4	A search of the Public Records today revealed no evidence of any current resolutions for winding up or dissolution of either Company and no evidence of the appointment of any liquidator in respect of either Company or any of its assets.

4.5	The office of the Viscount in Jersey has confirmed in response to our enquiry made today that the property of neither Company has been declared to be en désastre.

5.	Qualifications

The observations and qualifications referred to above are as follows:-

5.1	We offer no opinion on whether the execution of, or acceptance or performance of a Company’s obligations under, the Documents will or may result in the breach of or otherwise infringe any other agreement, deed or document (other than that Company’s Memorandum and Articles of Association) entered into by or binding on that Company.

5.2	The search of the Public Records referred to in paragraph 4.4 above is not conclusively capable of revealing whether or not:-

5.2.1	a winding up order has been made or a resolution passed for the winding up of a Company; or

5.2.2	an order has been made or a resolution passed appointing a liquidator in respect of a Company,

as notice of these matters might not be filed with the Registrar of Companies in Jersey immediately and, when filed, might not be entered on the public record of the relevant Company immediately.

5.3	The enquiry at the office of the Viscount referred to in paragraph 4.5 above relates only to the property of a Company being declared to be en désastre. There is no formal procedure for determining whether a Company has otherwise become bankrupt as defined in the Interpretation (Jersey) Law 1954 as amended.

6.	Governing law, limitations, benefit, disclosure and reliance

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

Delphi Corporation

14 February 2013

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (or any other person), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	We consent to the filing of a copy of this opinion as an exhibit to a current report on Form 8-K, and incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the US Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/Carey Olsen

Carey Olsen